Exhibit 10.1

AMENDMENT TO EMPLOYMENT AGREEMENT
This AMENDMENT TO EMPLOYMENT AGREEMENT (the “Amendment”), dated and of July 25, 2016, amends the Employment Agreement between Caladrius Biosciences, Inc. (the “Company”) and David J. Mazzo, Ph.D. (the “Executive”) dated as of January 5, 2015 and amended on January 16, 2015 (the “Agreement”). Any and all capitalized terms not defined herein shall have the meanings set forth in the Agreement.
W I T N E S S E T H:
WHEREAS, as of the time of entering into this Amendment the Executive served as the Chief Executive Officer at the Company;
WHEREAS, the Company and the Executive each believe it is in their respective best interests to amend the Agreement so that the terms of Executive's employment with the Company include those terms as set forth in this Amendment; and
NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:
1.Amendments.
The following language shall be added to the Agreement in “Section 7. Compensation upon Termination of Employment” as follows”:
“(a)(vi) Change in Control Benefits. If the Company terminates Executive’s employment without Cause (other than by reason of death or Disability) or the Executive voluntarily terminates his employment for Good Reason during the period commencing on the effective date of a Change in Control and ending on the second anniversary of the effective date of a Change in Control, and subject to Executive complying with his obligations to execute and deliver a Release pursuant to Section 7(d), in addition to the payments and benefits provided under Sections 7(a)(i), (ii), (iii) and (iv), the Company will (A) extend the Severance Period during which the Additional Payments are made pursuant to Section 7(a)(ii) through the fifteen (15) month anniversary of the Termination Date; (B) pay Executive a lump sum amount equal to 125% of Executive’s then annual target bonus on the date the Company pays the first installment of the Additional Payments under Section 7(a)(ii) and (C) increase the COBRA Assistance payable under Section 7(a)(iii) to equal the entire amount of the monthly premium for such coverage, without reduction for the amount that Executive would have been required to pay if Executive had remained an active Executive of the Company, and extend the period of COBRA Assistance through the fifteen (15) month anniversary of the Termination Date. For purposes of this Section, a Change in Control means a transaction or a series of related transactions in which: (w) all or substantially all of the assets of the Company are transferred to any “person” or “group” (as such terms are defined in Section 13(d)(3) and 14(d)(2) of the Exchange Act); (x) any person or group becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of the Company’s outstanding equity representing more than 30% of the total voting power of the Company’s then-outstanding equity; (y) the Company undergoes a merger, reorganization or other consolidation in which the holders of the outstanding equity of the Company immediately prior to such merger, reorganization or consolidation own less than 50% of the surviving entity’s voting power immediately after the transaction; or (z) the date a majority of the members of the Company’s incumbent Board of Directors is replaced during any twelve month period by members whose appointment or election is not endorsed by a majority to the Company’s incumbent Board of Directors before the date of the appointment or election, provided further that the Change in Control meets all of the requirements of a “change in the ownership of a corporation” within the meaning of Treasury Regulation §1.409A-3(i)(5)(v), a “change in the effective ownership of a corporation” within the meaning of Treasury Regulation §1.409A-3(i)(5)(vi), or “a change in the ownership of a substantial portion of the corporation’s assets” within in the meaning of Treasury Regulation §1.409A-3(i)(5)(vii). For purposes of (z), the incumbent Directors of the Board of Directors includes the members of the Board of Directors as of the date of this Agreement and any additional or replacement Director appointed or elected who is endorsed by a majority of the Company’s incumbent Board of Directors.”
2.Effect of Amendments. Except as specifically amended hereby, the Agreement shall continue in full force and effect. This Amendment shall not itself be amended, except as part of any future amendment to the Agreement effected in accordance with the terms thereof.

[Signatures follow on next page]

IN WITNESS WHEREOF, the Company has caused this Amendment to be executed by its duly authorized officer and the Executive has signed this Agreement, all as of the first date above written.

CALADRIUS BIOSCIENCES, INC.
By: /s/ David Schloss
Name: David Schloss
Title: Vice President, Human Resources

/s/ David J. Mazzo
David J. Mazzo, PhD